As Filed with the Securities and Exchange Commission on July 7, 1995
                                             Registration No. 33-
- ----------------------------------------------------------------------------

                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                       -----------------------

                               FORM S-3
                        REGISTRATION STATEMENT
                                Under
                      THE SECURITIES ACT OF 1933

                          -----------------

                             IMTEC, INC.
        (Exact name of registrant as specified in its charter)

          Delaware                                     03-0283466
 (State or other jurisdiction of                    (I.R.S. Employer
 incorporation or organization)                    Identification No.)


                            One Imtec Lane
                    Bellows Falls, Vermont  05101
                            (802) 463-9502
         (Address, including zip code, and telephone number,
  including area code, of Registrant's principal executive offices)

                          -----------------

                          RICHARD L. KALICH
                President and Chief Executive Officer
                             IMTEC, Inc.
                            One Imtec Lane
                    Bellows Falls, Vermont  05101
                            (802) 463-9502
      (Name, address, including zip code, and telephone number,
              including area code, of agent for service)

                          -----------------

             Copies of all communications and notices to:

                         IRA I. ROXLAND, Esq.
                     Parker Duryee Rosoff & Haft
                           529 Fifth Avenue
                      New York, New York  10017
                            (212) 599-0500
                         FAX:  (212) 972-9487

                          -----------------


   Approximate date of commencement of proposed sale to the public:
At such time after the effective date of this Registration Statement as the Selling Stockholder shall determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                   CALCULATION OF REGISTRATION FEE

                                  Proposed    Proposed
 Title of                         Maximum     Maximum
 Each Class of                    Offering    Aggregate   Amount of
 Securities to     Amount to be   Price Per   Offering    Registration
 be Registered     Registered     Share*      Price*      Fee
 -------------     ------------   ---------   ---------   ------------
 Common Stock,     50,000 shs.    $9.50       $475,000    $163.79
 $.01 par value

- --------------
*  Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c).

                          --------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                               IMTEC, INC.

    (Cross Reference Sheet Pursuant to Item 501 of Regulation S-K)


                                        Location in Registration
Items in Form S-3                       Statement or Heading in Prospectus
- -----------------                       ----------------------------------
1.   Forepart of the Registration       Facing Page of the Registration
     Statement and Outside Front        Statement; Cross-Reference Sheet;
     Cover Page of Prospectus           Outside Front Cover Page

2.   Inside Front and Outside           Table of Contents; Available
     Back Cover Pages of                Information; Incorporation of Certain
     Prospectus                         Documents by Reference

3.   Summary Information, Risk          The Company
     Factors and Ratio of
     Earnings to Fixed Charges

4.   Use of Proceeds                    Cover Page; Selling Stockholder

5.   Determination of Offering          Cover Page; Selling Stockholder
     Price

6.   Dilution                           *

7.   Selling Security Holders           Selling Stockholder

8.   Plan of Distribution               Cover Page; Selling Stockholder

9.   Description of Securities to       Incorporation of Certain Documents
     be Registered                      by Reference

10.  Interests of Named Experts         Legal Opinion; Experts
     and Counsel

11.  Material Changes                   *

12.  Incorporation of Certain           Incorporation of Certain
     Information by Reference           Information by Reference

13.  Disclosure of Commission           *
     Position on Indemnification
     for Securities Act Liabilities

- -----------------
*  Not Applicable

Prospectus


                             50,000 Shares

                              IMTEC, INC.

                             Common Stock


                           -----------------


     This Prospectus relates to 50,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of IMTEC, Inc. (the "Company"), which shares are being offered by James R. Williams (the "Selling Stockholder"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Selling Stockholder."

     The Common Stock is quoted on The Nasdaq Small-Cap Market (the "NASDAQ-SC") under the symbol "IMTC." On June 21, 1995, the last sale price of the Common Stock as reported by the NASDAQ-SC was $9.75 per share.
                          ------------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
         SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
               TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ------------------


     The Selling Stockholder, or his pledgees, donees, transferees or other successors, may sell the Common Stock in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, or
(B) in transactions otherwise than in the over-the-counter market.
Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholder may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholder and any broker-dealers or agents that participate in the distribution of the Common Stock might be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act").

     The Selling Stockholder has agreed to bear all expenses, inclusive of selling discounts, concessions and commissions, and the Company's legal and accounting fees and printing expenses in connection with the registration and sale of the Common Stock being offered by the Selling Stockholder.

     The Common Stock being offered hereby by the Selling Stockholder has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.

                       ----------------------


             The date of this Prospectus is July   , 1995

                         TABLE OF CONTENTS


The Company. . . . . . . . . . . . . . . . . . . . . . . . . . .1

Available Information. . . . . . . . . . . . . . . . . . . . . .1

Incorporation of Certain Documents by Reference. . . . . . . . .1

Selling Stockholder. . . . . . . . . . . . . . . . . . . . . . .3

Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . .3

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .4


                      -------------------------


     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

                           THE COMPANY

     The Company designs, assembles, markets and sells micro-processor-based bar code printer accessories such as laminators, cutters and applicators which it integrates with printers manufactured by others. These integrated bar code printers are designed to interface with a customer's in-house data entry system. The Company also markets and sells bar code printer supplies and labels.

     The Company was incorporated in Vermont on March 17, 1982 under the name Imaging Technologies, Inc., and was reincorporated in Delaware under its present name on September 22, 1983. The Company's executive offices are located at One Imtec Lane, Bellows Falls, Vermont 05101, and its telephone number is (802) 463-9502.



                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.



         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 0-12661) under the Exchange Act:

     (a) The Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1994 (the "Annual Report");

     (b) The Company's Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 1994, December 31,
          1994 and March 31, 1995;

     (c)  The Company's Current Report on Form 8-K dated August 19,
          1994;

     (d)  The portions of the Proxy Statement for the Annual
          Meeting of Stockholders of the Company held November 17, 1994 that have been incorporated by reference in the Annual Report; and

     (e) The Company's Registration Statement on Form 8-A for a description of the Common Stock.


     All documents filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests for such copies should be directed to George S. Norfleet III, Secretary, IMTEC, Inc., Post Office Box 809, Bellow Falls, Vermont 05101; telephone number: (802) 463-9502.

                        SELLING STOCKHOLDER

     The following table sets forth certain information with respect to the Selling Stockholder. The Company will not receive any proceeds from the sale of the shares by the Selling
Stockholder.

                                                  Beneficial
                      Beneficial     Number of    Ownership
                      Ownership      Shares of    of Shares    Percentage
                      of Shares      Common       of Common    of Common
                      of Common      Stock        Stock        Stock Owed
Name of Selling       Stock at       Offered      After the    After the
Stockholder           May 31, 1995   For Sale     Offering     Offering
- ---------------       ------------   ---------    ----------   ----------
James R. Williams(1)  192,742(2)     50,000       142,742      9.6%

- -------------------
(1) Dr. Williams has been a director of the Company since 1982 and Chairman of the Company's Board of Directors since November 1993. He was President of the Company from 1982 to October 1993; thereafter and until May 1995 he was a Vice President of the Company.
(2) Includes 12,500 shares of Common Stock issuable upon exercise of currently exercisable options.



     The Selling Stockholder, or his pledgees, donees, transferees or other successors, may sell the Common Stock in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, or (B) in transactions otherwise than in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholder may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholder and any broker-dealers or agents that participate in the distribution of the Common Stock might be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.


                          LEGAL OPINION

     The legality of the Common Stock offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft A Professional Corporation, 529 Fifth Avenue, New York, New York 10017.

                            EXPERTS

     The financial statements of IMTEC, Inc. as of June 30, 1994 and 1993, and for each of the years in the three-year period ended June 30, 1994, have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing in the Annual Report incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the offering described in the Registration
Statement:

     Registration Fee. . . . . . . . . . . . . . . . . .$  163.79
     Accounting Fees and Expenses. . . . . . . . . . . . 2,500.00
     Legal Fees and Expenses . . . . . . . . . . . . . . 3,500.00
     Printing and Reproduction . . . . . . . . . . . . .   500.00
     Miscellaneous . . . . . . . . . . . . . . . . . . .   336.21
                                                         --------

                              Total Expenses . . . . . .$7,000.00
                                                        ---------


Item 15.  Indemnification of Directors and Officers

     Article SEVENTH of Registrant's Certificate of Incorporation provides that:

     (a) Registrant shall, to the full extent be permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     (b) No director of Registrant shall be liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Registrant or its stockholders,
          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment of Article SEVENTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with Article SEVENTH, shall eliminate or reduce the effect of Article SEVENTH in respect of any matter occurring or any cause of action, suit or claim that but for Article SEVENTH would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     (c) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, administrative or investigative (hereinafter a

          "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Registrant or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by Registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Registrant to provide broader indemnification rights than said law permitted Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in section (d) hereof, Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of Registrant. The right to indemnification conferred in Article SEVENTH be a contract right and shall include the right to be paid by Registrant the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Article SEVENTH or otherwise. Registrant may, by action of its Board of Directors, provide indemnification to employees and agents of Registrant with the same scope and effect as the foregoing indemnification of directors and officers.

     (d) If a claim under section (c) of Article SEVENTH is not paid in full by Registrant within thirty days after a written claim has been received by Registrant, the claimant may at any time thereafter bring suit against Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Registrant) that the claimant has not met the standards of conduct which make it permissible under Delaware General Corporation Law for Registrant to indemnity the claimant for the amount claimed, but the burden of proving such defense shall be on Registrant. Neither the failure of Registrant (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Delaware General Corporation Law, nor an actual determination by Registrant (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (e) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     (f) Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Registrant or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Registrant would have the power to indemnity such person against such expense, liability or loss under the Delaware General Corporation Law."



Item 16.  Exhibits

     5         Opinion of Parker Duryee Rosoff & Haft
     23(a)     Consent of KPMG Peat Marwick LLP
     23(b)     Consent of Parker Duryee Rosoff & Haft (included in
               Exhibit 5 hereof)


Item 17.  Undertakings

          The undersigned Registrant hereby undertakes:

     (1) That for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (3) To remove from registration any means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 15 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellows Falls, and State of Vermont, on the 6th day of July, 1995.

                              IMTEC, INC.


                              By:/s/Richard L. Kalich
                                 --------------------
                                 Richard L. Kalich
                                 President and Chief
                                       Executive Officer



                         POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Kalich and George
S. Norfleet III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                        --------------------

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

     Signature                  Title                  Date
     ---------                  -----                  ----

/s/James R. Williams          Chairman of the
- --------------------          Board of Directors       July 6, 1995
James R. Williams



/s/Richard L. Kalich          President and
- --------------------          Chief (Principal)
Richard L. Kalich             Executive Officer        July 6, 1995



/s/George S. Norfleet III     Controller and
- -------------------------     Secretary (Principal
George S. Norfleet III        Financial and
                              Accounting Officer)      July 6, 1995



/s/Ralph E. Crump             Director                 July 6, 1995
- -----------------
Ralph E. Crump



/s/David C. Sturdevant        Director                 July 6, 1995
- ----------------------
David C. Sturdevant



/s/Robert W. Ham              Director                 July 6, 1995
- ----------------
Robert W. Ham